                                  UNITED STATES
                        SECURTIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

         |_| Preliminary Consent Statement

         |_| Confidential, for Use of the Commission Only (as permitted by Rule
             14a-6(e)(2))

         |_| Definitive Consent Statement

         |X| Definitive Additional Materials

         |_| Soliciting Material Under Rule 14a-12

                          RIVIERA HOLDINGS CORPORATION
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                (Name of Registrant as Specified in Its Charter)

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   (Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

         Payment of Filing Fee (Check the appropriate box):

         |X| No fee required.

         |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
             0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2) Aggregate number of securities to which transaction applies:

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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4) Proposed maximum aggregate value of transaction:

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         (5) Total fee paid:

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         |_| Fee paid previously with preliminary materials:

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         |_| Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid

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         (2) Form, Schedule or Registration Statement No:

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         (4) Date Filed:

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                          RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                               Las Vegas NV 89109
                       Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                              www.rivierahotel.com

FOR FURTHER INFORMATION
AT THE COMPANY                                  AT MACKENZIE PARTNERS, INC.
Mark Lefever, Treasurer and CFO                 Bob Sandhu (212) 378-7061
(702) 794-9527 Voice                            Mark Harnett (212) 929-5877
(702) 794-9442 Fax
Email:  mlefever@theriviera.com

FOR IMMEDIATE RELEASE:

               RIVIERA HOLDINGS CORP. URGES SHAREHOLDERS TO REJECT
                           DISSIDENT DIRECTOR NOMINEES

LAS VEGAS, NV (MAY 8, 2007) - Riviera Holdings Corporation (AMEX: RIV) today mailed the following letter to shareholders from William L. Westerman, Chairman of the Board, in regard to the Company's 2007 Annual Meeting of Shareholders to
be held on Tuesday, May 15, 2007 at the Riviera Hotel and Casino in Las Vegas:

                          RIVIERA HOLDINGS CORPORATION

                                   May 9, 2007

                         VOTE THE WHITE PROXY CARD TODAY

Dear Valued Shareholder:

We need your help to defeat a group of investors who are attempting to acquire your Company for a below-market price. We urge you to support Riviera by completing and signing the enclosed WHITE proxy card.

You may be aware of the recent highly contingent acquisition proposal we have received from an investor group led by Riv Acquisition Holdings Inc (the "Riv
Acquisition" group). The Riv Acquisition group is attempting to install its own nominees to Riviera's Board at the upcoming Annual Meeting of Shareholders on
May 15, 2007. We are required by law to provide the Riv Acquisition group with your address. We regret any inconvenience that this may cause you.

Don't be confused by material sent to you by the Riv Acquisition group. We urge you to not return any proxy card sent by the Riv Acquisition group, even as a protest vote. Their goal is to install directors who will seek to approve a below-market sale of Riviera to their group for their own personal gain. They have no interest in maximizing value for all shareholders. YOUR BOARD AND
MANAGEMENT ARE COMMITTED TO ACTIVELY AND AGGRESSIVELY PURSUING ALL STRATEGIC
ALTERNATIVES, INCLUDING A SALE OF THE COMPANY TO MAXIMIZE SHAREHOLDER VALUE. ASK
YOURSELF, WHO SHOULD BE PURSUING THIS PROCESS, THE EXISTING BOARD OR A
SELF-SERVING HANDPICKED INVESTOR BOARD?

                             IMPORTANT FACTS TO KNOW

o  THE RIV ACQUISITION GROUP HAS A HISTORY OF LOWERING THEIR OFFER PRICE: An
   affiliate of the Riv Acquisition group initially proposed to acquire the
   Company in August 2005 for $20.00 per share. This offer was later raised to
   $23.00 per share in September 2005 during a competitive bidding situation.
   Based on this offer, the Company entered into an exclusivity arrangement with them. After we entered into the exclusivity arrangement, in November 2005, the Riv Acquisition group lowered their offer price to $15.00 per share. HOW
   CAN YOU BE SURE THIS INVESTOR GROUP WILL NOT TRY THE SAME THING AGAIN? YOU
   CAN'T BE, BUT BY SUPPORTING THE COMPANY'S SLATE OF NOMINEES YOU CAN KNOW THE
   INTERESTS OF ALL SHAREHOLDERS WILL BE REPRESENTED.

o  THE RIV ACQUISITION GROUP HAS A HISTORY OF FALSE ULTIMATUMS. In February
   2006, representatives of the Riv Acquisition group met with the Board's
   Negotiating Committee and proposed an acquisition of the entire company for
   $16.00 per share, indicating this was their final offer. YOUR BOARD REJECTED
   THIS BELOW-MARKET OFFER. WOULD A SELF-SERVING, HANDPICKED INVESTOR BOARD HAVE
   DONE THE SAME?

o  THE RIV ACQUISITION GROUP REFUSES TO ENGAGE IN CONSTRUCTIVE NEGOTIATIONS. The
   Board has engaged in negotiations with the Riv Acquisition group over the past several years and continues to be willing to do so. Over time, their offers have gone from $23.00 to $15.00 to $16.00 to $17.00, and only recently risen to over $20.00. The Riv Acquisition group has recently submitted a
   HIGHLY CONDITIONAL OFFER to acquire the entire Company for $27.00 per share in cash. We have engaged in extensive negotiations with the Riv Acquisition group in order to negotiate a transaction that maximizes value for all shareholders. To date, the Riv Acquisition group has been unwilling to resolve fundamental concerns, including their ability to finance a transaction, as well as a number of conditions in their highly conditional offer. We also have several concerns about this offer. First, we believe that this offer does not reflect the recent enormous appreciation of values in Las
   Vegas; therefore, it doesn't represent fair value for the Company's shareholders. Second, we believe the offer would be structured to effectively preclude other bidders from submitting higher and better offers. Finally, in light of the Riv Acquisition group's past practice of submitting one bid and substituting a lower bid, we are not confident this price is in fact a real offer. DO YOU WANT A SELF-SERVING, HANDPICKED INVESTOR BOARD TO ANSWER THESE
   QUESTIONS?

Your Board actively follows developments in Las Vegas, as does the Riv
Acquisition group. Your Board knows the enormous value of Riviera's prime location on the Las Vegas Strip, the Riv Acquisition group is continuing with their past practice of trying to acquire the Company for a below-market price.
They are hoping your Board and you, the owners of this Company, are ignorant to its true value. THE RIV ACQUISITION GROUP IS TRYING TO ENTER INTO A COERCIVE
TRANSACTION WHICH WILL EFFECTIVELY PRECLUDE HIGHER BIDDERS FROM MAKING HIGHER
AND BETTER OFFERS TO ACQUIRE THE COMPANY.

               YOUR BOARD IS WORKING TO MAXIMIZE SHAREHOLDER VALUE

o  THE CURRENT BOARD OF DIRECTORS HAS WORKED WITH ITS FINANCIAL ADVISOR TO FULLY
   EVALUATE RIVIERA'S STRATEGIC ALTERNATIVES TO MAXIMIZE SHAREHOLDER VALUE OVER
   THE PAST TWO YEARS. The Company's financial advisor contacted over 100 parties regarding a potential acquisition of the Company. No reasonable parties were excluded. The Riv Acquisition group had a full opportunity to participate on the same basis as any other bidder. Your Board is committed to maintaining a level playing field for all potential bidders.

o  YOUR BOARD IS WILLING TO NEGOTIATE THE SALE OF THE COMPANY. In April 2006,
   your Board entered into a merger agreement for the sale of the Company at
   $17.00 per share, which followed an exhaustive process where no credible higher or equivalent offers were received. The agreement was not approved by shareholders. We do not take this decision by the shareholders lightly and remain committed to negotiating a transaction that maximizes value for all shareholders. Your Board will not preclude the ability of the Company to receive the highest and best offer for its shareholders. CAN THE SAME BY SAID
   FOR THE RIV ACQUISITION GROUP'S HANDPICKED NOMINEES?

o  THE BOARD HAS APPROVED THE RETENTION OF A FINANCIAL ADVISOR TO ASSIST IT IN
   EXPLORING A RANGE OF STRATEGIC AND FINANCIAL ALTERNATIVES TO ENHANCE
   SHAREHOLDER VALUE, INCLUDING BUT NOT LIMITED TO, A SALE OF THE ENTIRE
   COMPANY. Your Board is committed to retaining and working with a financial advisor to maximize value for all shareholders. We will insure that the Riv
   Acquisition group does not take unfair advantage of the shareholders and that it is not given unfair advantages that preclude other, higher bidders. ASK
   YOURSELF, WILL A SELF-SERVING, HANDPICKED INVESTOR BOARD DO THE SAME?

Don't believe what the Riv Acquisition group is telling you. Their handpicked directors will seek to force a sale of Riviera to the Riv Acquisition group, regardless if whether it is the highest and best price. What happens when the investor group lowers their price, as they have in the past? Who will protect the shareholders? THE DIRECTORS PROPOSED BY YOUR BOARD ARE HIGHLY QUALIFIED
INDIVIDUALS WITH RELEVANT EXPERIENCE, AND ARE COMMITTED TO MAXIMIZING VALUE FOR
ALL SHAREHOLDERS.

                SIGN, DATE AND RETURN THE WHITE PROXY CARD TODAY

PLEASE DO NOT RETURN ANY CARD SENT TO YOU BY THE RIV ACQUISITION GROUP. ANY
LATER DATE RIV ACQUISITION GROUP PROXY CARD SENT IN, EVEN IF VOTED AGAINST THEIR
NOMINEES FOR DIRECTORS, WILL CANCEL YOUR VOTE FOR YOUR BOARD.

DO NOT LET THE FOX INTO THE HENHOUSE! Shareholders need fair and impartial representatives in the boardroom to guarantee the highest price for your shares is received.

Please support Riviera by completing and signing the enclosed WHITE proxy card.

                                          Sincerely,

                                          William L Westerman
                                          Chairman of the Board

We recently mailed you proxy material in which your Board of Directors recommended that you use the WHITE Proxy Card to:

   o  Vote "FOR" the re-election of five experienced Directors: William L.
      Westerman, Jeffrey A. Silver, Paul A. Harvey, Vincent L. DiVito, and James
      N. Land, Jr.

We urge you to support Riviera by completing, signing and dating our enclosed
White Proxy Card and promptly mailing it in the enclosed postage-paid envelope.
PLEASE DO NOT SIGN OR RETURN ANY PROXY CARD WHICH MAY BE SENT TO YOU BY THE RIV
ACQUISITION GROUP OR ITS ASSOCIATES.

Whether or not you plan to attend the Meeting, and regardless of the number of shares you own, we urge you to vote FOR your Board's nominees.

                             SOLICITATION OF PROXIES

The solicitation of proxies in favor of the Company's nominees to the Company's
Board is being made by Riviera Holdings Corporation. Proxies may be solicited by mail, facsimile, telephone, internet, in person and by advertisements.

Riviera Holdings Corporation has entered into an oral agreement with MacKenzie
Partners, Inc. for solicitation and advisory services in connection with this solicitation, for which MacKenzie Partners, Inc. will receive a fee not to exceed $30,000.00, together with reimbursement for its reasonable out-of-pocket expenses. MacKenzie Partners, Inc. will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. The Company has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. The Company will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that MacKenzie
Partners, Inc. will employ approximately 25 persons to solicit shareholders for the Annual Meeting. In addition, our directors, officers and employees may also solicit proxies in person, or by mail, e-mail or telephone, but such persons will receive no compensation for that work, other than their normal compensation.

The entire expense of soliciting proxies is being borne by the Company. Costs of this solicitation of proxies are currently estimated to be approximately
$150,000.00. The Company estimates that through the date hereof, its expenses in connection with this solicitation are approximately $75,000.00

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 If you have any questions or need assistance in voting your WHITE proxy card, please call:

                                          MACKENZIE
                                       PARTNERS, INC.

                                     105 Madison Avenue
                                  New York, New York 10016
                                (212) 929-5500 (Call Collect)
                                 proxy@mackenziepartners.com
                                             or
                                CALL TOLL FREE (800) 322-2885

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